CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Northern Lights Fund Trust II and to the use of our reports dated March 1, 2013 on the financial statements and financial highlights of Al Frank Fund and Al Frank Dividend Value Fund, each a series of Northern Lights Fund Trust II.  Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 29, 2013